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                                  EXHIBIT 10.23

                        FIFTH AMENDMENT TO LOAN AGREEMENT

This Fifth Amendment to Loan Agreement (this "Amendment") dated as of the 20th day of March, 1998, by and between Diodes Incorporated, a Delaware corporation ("Borrower"), and Union Bank of California, N. A. , a national banking association ("Bank").

Whereas, Borrower and Bank have previously entered into that certain Loan Agreement, dated August 8, 1996, and Amendments thereto dated November 12, 1996, January 15, 1997, February 6, 1997, and August 20, 1997 (as so amended, the "Agreement"), pursuant to which Bank has agreed to make certain loans and advances to Borrower.

Whereas, Borrower has requested that Bank agree to amend certain provisions contained in the Agreement; and

Whereas, Borrower and Bank have agreed and intend to hereby amend the Agreement.

Now, therefore, the parties hereby agree as follows:

        1. Section 1.1.1 of the Agreement, beginning with "The aggregate amount available..." and ending with "...the maximum amount available under the Revolving Loan." is hereby deleted in its entirety and replaced with "The aggregate amount available to be drawn under all outstanding Commercial L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs shall not exceed Three Million Dollars ($3,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan."

        2. Section 1.1.2 of the Agreement, beginning with "The aggregate amount available..." and ending with "...the maximum amount available under the Revolving Loan." is hereby deleted in its entirety and replaced with: "The aggregate amount available to be drawn under all outstanding Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Three Million Dollars ($3,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan."

        3. Section 1.1.3 of the Agreement, beginning with "The sum of the aggregate amount available..." and ending with "...not exceed Two Million Dollars ($2,000,000) in the aggregate." is hereby deleted in its entirety and replaced with: "The sum of the aggregate amount available to be drawn under all outstanding Commercial L/Cs and Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs and drawn Standby L/Cs shall not exceed Three Million Dollars ($3,000,000) in the aggregate."

        4. Section 1.2 of the Agreement are hereby deleted in their entirety and replaced with the following:

                "1.2 TERM LOAN A FACILITY. Bank has previously made available to Borrower that certain term loan ("Term Loan A Facility"). As of March 20, 1998, the unpaid principal balance of Term Loan A Facility was $3,916,666.71, together with accrued unpaid interest in the amount of $17,877.16. Term Loan A Facility shall be evidenced by and repayable in accordance with the terms and conditions of that certain promissory note ("Term Loan A Facility Note"). In the event of a prepayment of principal and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity".

        5. Section 1.3 of the Agreement is hereby deleted in its entirety and replaced with the following:



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                "1.3 TERM LOAN B FACILITY. Bank will loan to Borrower the
                aggregate sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), at Borrower's request from March 20, 1998 until March 31, 1999, in the form of not more than four (4) disbursements ("Term Loan B Facility", collectively with Term Loan A Facility, the "Term Loan Facilities"). Each disbursement under Term Loan B Facility shall be evidenced by a promissory note, substantially in the form of Exhibit I, attached hereto and incorporated herein (each a "Term Loan B Facility Note" and collectively, the "Term Loan B Facility Notes", collectively with Term Loan A Facility Note, the "Term Loan Notes") ). Amounts borrowed and repaid under Term Loan B Facility may not be reborrowed. In the event of a prepayment of principal and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity".

        6. Section 1.5 of the Agreement shall be deleted in its entirety and replaced with the following:

                "Section 1.5 Purpose of Loan. The proceeds of the Revolving Loan shall be used for general working purposes. The proceeds of the Term Loans shall be used for the purchase of equipment for Shanghai Kai Hong Electronics Company, Ltd. and for general working capital purposes."

        7. Section 4.9 of the Agreement shall be deleted in its entirety and replaced with the following:

               "Section 4.9 Fixed Charge Coverage. Borrower will maintain a ratio of EBITDA to Debt Service of not less than 1:25:1.0. "EBITDA" shall mean earnings ratio before interest, taxes, depreciation, and amortization. "Debt Service" shall mean the sum of that portion of term obligations (including principal and interest) coming due during the twelve (12) months preceding the date of calculation plus non-financed capital expenditures during the twelve (12) months preceding the date of calculation plus taxes less minority interest distribution in the Joint Venture. Compliance with this subsection shall be measured quarterly on a rolling four quarter average."

        8. Section 5.8 of the Agreement shall be deleted in its entirety and replaced with the following:

                "Section 5.8 Capital Expenditures. Borrower will not make unfinanced capital expenditures in excess of Three Million Dollars ($3,000,000) for the fiscal year end 1998 and Two Million Dollars ($2,000,000) thereafter, and shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business; provided, however, that this
                Section 5.8 shall not be construed to prohibit the purchase of equipment with the proceeds of the Term Loan, as contemplated by
                Section 1.5 hereof. Each said expenditure shall be needed by Borrower in the ordinary course of its business. Expenditures as used in this subsection shall include the current expense portion of all leases whether or not capitalized and shall also include the current portion of any debt used to finance capital expenditures."

        9. Except as modified hereby, the Agreement shall remain otherwise unchanged and in full force and effect and this Amendment shall be effective from the date hereof and shall have no retroactive effect whatsoever.

        10. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meanings when used in this Amendment, and this Amendment and the Agreement shall be read together as one document.

        11. Borrower hereby confirms all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Further, Borrower certifies that, as of the date of this



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                Amendment, there exists no Event of Default as defined in the
                Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.



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In Witness Whereof, Borrower has executed and delivered this Amendment.

"Borrower"
DIODES INCORPORATED

By: /s/ JOSEPH LIU
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    Joseph Liu, CFO/Secretary/VP Operations



"Bank"
UNION BANK OF CALIFORNIA, N.A.

By:  /s/ RONALD L. WATTERWORTH
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   Ronald L. Watterworth, Vice President


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